EXHIBIT 10.44
AMENDMENT NO. 1 TO
LICENSING AGREEMENT

By:	Widmer Brothers Brewing Company, an Oregon corporation (“Widmer”) 929 N. Russell Portland, Oregon 97227 and:
Craft Brands Alliance LLC, an Oregon limited liability company (“CBA”) 929 N. Russell Portland, Oregon 97227 and:
Redhook Ale Brewery Incorporated, a Washington corporation (“Redhook”) 14300 NE 145th Street Woodinville, Washington 98072

Date:	June 2005
                    This Amendment No. 1 to Licensing Agreement (“Agreement”) is entered into by and between Widmer and Redhook as of the date first set forth above.
BACKGROUND
          A. Pursuant to the Licensing Agreement between Widmer and Redhook dated February 1, 2003 (the “Licensing Agreement”), Redhook is manufacturing Widmer Hefeweizen product (the “Widmer Product”) at its Portsmouth facility and distributing the Widmer Product in the states of Maine, Vermont, New Hampshire, Massachusetts, Rhode Island, Connecticut, New York, Pennsylvania, Ohio, Maryland, New Jersey, Delaware, West Virginia, Virginia, North Carolina, South Carolina, Kentucky, Tennessee, Georgia, Alabama, Mississippi, Florida, Wisconsin, Michigan, Indiana, Illinois, and Washington D.C. (the “Initial Redhook Territory”).
          B. Pursuant to that certain Supply, Distribution, and Licensing Agreement by and between Widmer and CBA dated July 1, 2004, Widmer granted to CBA certain exclusive rights to expand its distribution to include the additional states of Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, and South Dakota (referred to herein as “Region 6”).
          C. Widmer and Redhook desire to amend the Licensing Agreement to permit Redhook to manufacture, bottle, and package additional Widmer Product at Redhook’s Portsmouth Facility and to advertise, market, and distribute the Widmer Product for sale in Region 6 through the distribution system established by Anheuser-Busch, Inc. on the terms and conditions set forth herein.
AGREEMENT
                    Based on the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
               1.1 Expansion of Territory. The term “Territory” as used in the Licensing Agreement is defined to also include the states in Region 6.

               1.2 Approvals. If Redhook has not obtained all licenses and approvals necessary and commenced selling Widmer Product in any state located within the Region 6 by the third anniversary date of this Amendment, Widmer may modify the Territory to eliminate such state from the Territory if (a) Widmer notifies Redhook of Widmer’s intent to modify the Territory to eliminate a state (the “Elimination Notice”) and (b) Redhook fails, within 45 days from the date of the Elimination Notice, to obtain all necessary licenses to sell the Widmer Product in the state or fails make any sales of Widmer Product in such state.
     2. Brand Management. Redhook will comply with the brand management guidelines set forth on Exhibit C, attached to the Licensing Agreement. In addition, Redhook will employ a market manager (the “Region 6 Market Manager”) who will be responsible for ensuring Redhook’s compliance with the brand management guidelines in Region 6. The initial Region 6 Market Manager will be located in either St. Louis, Missouri, or Kansas City, Missouri. Any replacement Region 6 Market Manager shall be a knowledgeable and experienced beer market manager with comparable qualifications as the initial Region 6 Market Manager. Redhook shall introduce any replacement Region 6 Market Manager to Widmer in advance of employment if requested by Widmer.
     3. Royalties.   Redhook will pay Widmer royalties for sales of Widmer Products in Region 6 (collectively, the “Region 6 Royalties”) as follows:

	Region 6 Royalties Through	Region 6 Royalties Following
Volume	December 31, 2005	December 31, 2005
0-41,340 PCEs	$0.00 PCE if sales are less than 41,340 PCE	$0.25 PCE

$0.25 if sales are 41,340 PCE or greater

41,341-68,900 PCEs	$0.75 PCE	$0.75 PCE

Over 68,900 PCEs	$1.00 PCE	$1.00 PCE
               3.1 The Region 6 Royalty rates set forth above shall be adjusted as follows:
(i)	for purposes of this Section 3.1, “Net Sales Price” equals the weighted average gross wholesale price charged by Redhook for the Widmer Product, minus the weighted-average excise taxes, Margins, and discounts. “Margins” are those fees identified as “Margins” payable by Redhook to Anheuser-Busch, Inc. (“ABI”) under its Distribution Agreement with ABI. The “Base Net Sales Price” shall be Net Sales Price upon which increases or decreases are computed. The initial Base Net Sales Price shall be the Net Sales Price as of December 31, 2004. Whenever an adjustment is made under this Section 4.2, the Net Sales Price which triggered the increase or decrease shall be the Base Net Sales Price for the next adjustment.

(ii)	for aggregate increases or decreases in the Net Sales Price after December 31, 2004, which are greater than a 2% increase or decrease over the Base Net Sales Price then in effect, the Royalty Rates will increase or decrease by the same percentage change; provided, however, that in no event will the Royalty Rates decrease below the amounts set forth in Section 4.1 above.
                     3.2 The Net Sales Price shall be calculated as of December 31 of each calendar year and compared to the Net Sales Price as of December 31 of the immediately preceding year. Any Royalty rate adjustment shall be applied to all Widmer Product delivered in the calendar year immediately following the calendar year the Net Sales Price increases or decreases by at least 2%.
                     3.3 Reports.  On or before the thirtieth (30th) day of the calendar month following the end of each calendar quarter, Redhook shall pay to Widmer Region 6 Royalties accrued in such calendar quarter. Such payment shall be accompanied by a report setting forth (a) the aggregate actual sales volume of the Widmer Product by Redhook in Region 6 for such period, (b) the Region 6 Royalties payable hereunder, and (c) such other detail as Widmer may reasonably request.
                     3.4 Partial Periods. If a period for which the Region 6 Royalties are due is less than a full calendar quarter or calendar year, then the obligation for such period shall be adjusted based on the number of days in such period relative to the number of days in such calendar quarter or calendar year.
                     3.5 Books and Records.  Redhook shall maintain such books and records as are necessary to establish the accuracy of the reports submitted under Section 4.4 for a period of three years from the date of submission of such reports. For purposes of verifying the accuracy of Region 6 Royalties paid by Redhook hereunder, such books and records shall be made available to Widmer during regular business hours, at the location where such books and records are normally maintained, for audit by Widmer or its designee. Such audits may be made once during each six-month period. The costs incurred in connection with the audit shall be paid by Widmer; provided, however, that Redhook shall pay such fees and expenses if the audit reveals an underpayment of royalties of more than five percent in any calendar quarter.
     4. Notices.  Any notice, request or demand to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (i) upon delivery, if delivered by hand and addressed to the party for whom intended at the address listed below, (ii) ten (10) days after deposit in the mails, if sent certified or registered air mail (if available) with return receipt requested, or five (5) days after deposit if deposited for delivery with a reputable courier service, and in each case addressed to the party for whom intended at the address listed below or (iii) upon completion of transmission, if sent by facsimile transmission to the party for whom intended at the fax number listed below, provided that a copy of the facsimile transmission is promptly deposited for delivery by one of the methods listed in (i) or (ii) above:

If to Widmer, to:
Widmer Brothers Brewing Company
929 N. Russell
Portland, Oregon 97227
Attn: Kurt Widmer
Fax: 503-281-1496

If to CBA, to:
Craft Brands Alliance LLC
929 N. Russell
Portland, Oregon 97227
Attn: Terry Michaelson
Fax: 503-281-1496

If to Redhook, to:
Redhook Ale Brewery Incorporated
14300 NE 145th Street
Woodinville, Washington 98072
Attn: David Mickelson
Fax: 425-485-0761
Any party may change its address and/or fax number for the purposes of this Section 13 by written notice hereunder given to the other parties at least ten (10) days prior to the effective date of such change.
     5. CBA’s Consent; Rights. CBA hereby consents to adding Region 6 to the Territory on the terms and conditions set forth in this Amendment. Notwithstanding the foregoing, however, upon 60 days prior written notice to Redhook and Widmer, CBA may, without creating any liability to Redhook, remove the states in Region 6 from the Territory, subject to the terms and conditions set forth in the Amendment No. 1 to Restated Operating Agreement of CBA of even date herewith, a form of which is attached as Exhibit A.
     6. Other Terms. All other terms and conditions in the Licensing Agreement not expressly modified herein remain in full force and effect.
     7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement.

     The parties have executed this Agreement as of the date first set forth above.

WIDMER BROTHERS BREWING COMPANY		REDHOOK ALE BREWERY INCORPORATED

By:	/s/ Kurt Widmer	By:	/s/ David J. Mickelson

Name:	Kurt Widmer	Name:	David J. Mickelson
Title:	President	Title:	EVP / CFO / COO

CRAFT BRANDS ALLIANCE LLC

By:	/s/ Terry E. Michaelson

Name:	Terry E. Michaelson
Title:	President

EXHIBIT A
AMENDMENT NO. 1 TO RESTATED OPERATING AGREEMENT OF CBA